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EXHIBIT 18(b)

                             HT INSIGHT FUNDS, INC.
                           d/b/a HARRIS INSIGHT FUNDS
                           HARRIS INSIGHT FUNDS TRUST

                                MULTI-CLASS PLAN

                                  Introduction

      The purpose of this Plan is to specify the attributes of the classes of shares offered by HT Insight Funds, Inc. d/b/a Harris Insight Funds and Harris Insight Funds Trust (collectively referred to as the "Company"), including the expense allocations, conversion features and exchange features of each class, as required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). In general, shares of each class will have the same rights and obligations except for one or more expense variables (which will result in different yields, dividends and, in the case of the Company's non-money market portfolios, net asset values for the different classes), certain related voting and other rights, exchange privileges, conversion rights and class designation.

                         General Features of the Classes

      Shares of each class of a fund of the Company (each such series being referred to as a "Fund") shall represent an equal pro rata interest in such Fund, and generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any class expenses;
(c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (d) each class may have different exchange and/or conversion features.

                             Allocation of Expenses

      Pursuant to Rule 18f-3 under the 1940 Act, the Company shall allocate to each class of shares in a Fund (i) any fees and expenses incurred by the Company in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and (ii) any fees and expenses incurred by the Company under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, the President and Chief Financial Officer of the Company shall determine, subject to Board approval or ratification, which of the following fees and expenses may be allocated to a particular class of shares in a Fund:
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      (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;

      (ii) printing and postage expense related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

      (iii) blue sky registration or qualification fees incurred by such class of shares;

      (iv) Securities and Exchange Commission registration fees incurred by such class of shares, if applicable;

      (v) the expense of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

      (vi) litigation or other legal expenses relating solely to such class of shares;

      (vii) fees of the Company's Board Members incurred as a result of issues relating to such class of shares; and

      (viii) independent accountants' fees relating solely to such class of shares.

      Any changes to the determination of class expenses allocated to a particular class of shares will be approved by a vote of the Board Members of the Company, including a majority of the Board Members who are not "interested persons" of the Company as defined under the 1940 Act.

      For purposes of this Plan, a "Daily Dividend Portfolio" shall be a portfolio of the Company which declares distributions of net investment income daily and/or maintains the same net asset value per share in each class. Income, realized and unrealized capital gains and losses, and any expenses of a non-Daily Dividend Portfolio of the Company not allocated to a particular class of the Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund. Income, realized and unrealized capital gains and losses, and any expenses of a Daily Dividend Portfolio, including a money market fund, not allocated to a particular class of the Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the relative net assets (settled shares), as defined in Rule 18f-3, of that class in relation to the net assets of the Fund.

                      Designation of the Classes and Specific Features

      The types of classes of each of the Funds that are money market portfolios operating pursuant to Rule 2a-7 under the 1940 Act ("Money Market Funds") are:
"Class
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A Shares" and "Institutional Shares." The types of classes of each of the other Funds are: "Class A Shares," "Advisor Shares" and "Institutional Shares." To the extent more than one class is offered by a Fund, each class of such Fund has a different arrangement for shareholder services or distribution or both, as follows:

                                A. Class A Shares

      Class A Shares of a Fund are offered at net asset value without the imposition of any sales charge. Class A Shares of a Fund pays service fees of up to 0.25% (annualized) of the average daily net assets of the Fund's Class A Shares. Support services provided by brokers, dealers and other institutions may include forwarding sales literature and advertising materials provided by the Company's distributor; processing purchase, exchange and redemption requests from customers placing orders with the Company's transfer agent; processing dividend and distribution payments from the Funds on behalf of customers; providing information periodically to customers showing their positions in Class A Shares; providing sub-accounting with respect to Class A Shares beneficially owned by customers or the information necessary for sub-accounting; responding to inquiries from customers concerning their investment in Class A Shares; arranging for bank wires; and providing such other similar services as may reasonably be requested.

                                B. Advisor Shares

      Advisor Shares are offered at net asset value, plus an initial sales charge as set forth in the then current prospectuses of a Fund. The initial sales charge may be waived or reduced on certain types of purchases as set forth in the Fund's then current prospectus. Advisor Shares are also offered subject to a contingent deferred sales charge (subject to certain reductions or eliminations of the sales charge as described in the applicable prospectus).

      Advisor Shares of a Fund pay Rule 12b-1 fees of up to 0.35% (annualized) of the average daily net assets of the Fund's Advisor Shares. Distribution and support services provided by brokers, dealers and other institutions may include forwarding sales literature and advertising materials provided by the Company's distributor; processing purchase, exchange and redemption requests from customers placing orders with the Company's transfer agent; processing dividend and distribution payments from the Funds on behalf of customers; providing information periodically to customers showing their positions in Advisor Shares; providing sub-accounting with respect to Advisor Shares beneficially owned by customers or the information necessary for sub-accounting; responding to inquiries from customers concerning their investment in Advisor Shares; arranging for bank wires; and providing such other similar services as may reasonably be requested.

                             C. Institutional Shares

      Institutional Shares of a Fund are offered at net asset value. Institutional Shares pay no service fees.
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                                  Voting Rights

      Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement. Each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

                               Exchange Privileges

      Shareholders of a class may exchange their shares for shares of another Fund in accordance with Section 11(a) of the 1940 Act, the rules thereunder and the requirements of the applicable prospectuses as follows. Class A Shares of a Fund may be exchanged for Class A Shares of another Fund without the imposition of a sales charge. Advisor Shares of a Fund may be exchanged for Advisor Shares of another Fund and Class A Shares of the Money Market Funds without the imposition of a sales charge. Class A Shares of a Money Market Fund acquired by exchange (including shares purchased through reinvestment of income thereon) will be able to be re-exchanged for Advisor Shares of a Fund at respective net asset values. Institutional Shares of a Fund may be exchanged for Institutional Shares of another Fund without the imposition of a sales charge.

                                  Board Review

      The Board Members of the Company shall review this Plan as frequently as they deem necessary. Prior to any material amendment(s) to this Plan, the Company's Board including a majority of the Board Members who are not interested persons of the Company shall find this Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Fund expenses), is in the best interest of each class of shares of the Company individually and the Company as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board Members of the Company shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.









Dated:  November 2, 1998